BLACKBERRY LIMITED FOUNDER INDUCEMENT PERFORMANCE-BASED RESTRICTED SHARE UNIT AGREEMENT This founder inducement restricted share unit agreement (the “RSU Agreement”) is entered into between BlackBerry Limited (the “Corporation”) and ◼ (“you”) as a material inducement to the decision by you to enter into the Employment Agreement (as defined below) and is contingent on the approval of the Award (as defined below) in accordance with Section 280G(b)(5)(B) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, including Q-7 of Treasury Regulation Section 1.280G-1, prior to your first day of employment under the Employment Agreement. If the Award is not so approved, the Award and this RSU Agreement will be of no force or effect. This RSU Agreement confirms that: 1. on ◼ (the “Award Date”); 2. you were granted ◼ restricted share units (the “RSUs”) of the Corporation (the “Award”). Each RSU represents the right to receive a common share of the Corporation (a “Share”); 3. vesting of the Award will be subject to the attainment of performance objectives; 4. the RSUs, to the extent noted immediately below, shall vest in whole, in part or not at all at 5:00 p.m. Eastern time on February 28, 2022 (the “Vesting Date”), as follows: (a) the number of RSUs with respect to which the Award shall vest shall equal the sum of the RSUs that are earned based on the achievement of the performance targets pursuant to this Section 4 (“Earned RSUs”) for Performance Year 1, Performance Year 2 and Performance Year 3; (b) for Performance Year 1, 25% of the RSUs under the Award shall be eligible to become Earned RSUs; for Performance Year 2, 35% of the RSUs under the Award shall be eligible to become Earned RSUs; and for Performance Year 3, 40% of the RSUs under the Award shall be eligible to become Earned RSUs; (c) for each Performance Year, 75% of the RSUs that are eligible to become Earned RSUs for that Performance Year (pursuant to Section 4(b) above) shall become Earned RSUs based on Billings achieved for that Performance Year; and for each Performance Year, 25% of the RSUs that are eligible to become Earned RSUs for that Performance Year (pursuant to Section 4(b) above) shall become Earned RSUs based on the Contribution Margin achieved for that Performance Year; (d) for each Performance Year, 0% of the RSUs that are eligible to become Earned RSUs based on the achievement of Billings for that Performance Year (pursuant to Sections 4(b) and 4(c) above) shall become Earned RSUs if less than 90% of target for Billings is achieved for that Performance Year; similarly, for each Performance

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Year, 0% of the RSUs that are eligible to become Earned RSUs based on the achievement of Contribution Margin for that Performance Year (pursuant to Sections 4(b) and 4(c) above) shall become Earned RSUs if less than 90% of target for Contribution Margin is achieved for that Performance Year;

(e) for each Performance Year, a percentage of the RSUs that are eligible to become Earned RSUs based on the achievement of Billings for that Performance Year (pursuant to Sections 4(b) and 4(c) above) shall become Earned RSUs based on the following scale:

Achievement of target (%)	**Eligible RSUs that become Earned RSUs (%)**
≥ 100	100
≤ 99 < 100	100
≤ 98 < 99	97
≤ 97 < 98	94
≤ 96 < 97	92
≤ 95 < 96	89
≤ 94 < 95	86
≤ 93 < 94	83
≤ 92 < 93	81
≤ 91 < 92	78
≤ 90 < 91	75

(f) for Performance Year 1, 100% of the RSUs that are eligible to become Earned RSUs based on the achievement of Contribution Margin (pursuant to Sections 4(b) and 4(c) above) shall become Earned RSUs if 100% or more the Contribution Margin target is achieved for Performance Year 1;

(g) for Performance Year 2 and Performance Year 3, a percentage of the RSUs that are eligible to become Earned RSUs based on the achievement of Contribution Margin for the relevant Performance Year (pursuant to Sections 4(b) and 4(c) above) shall become Earned RSUs based on the following scale:

Achievement of target (%)	**Eligible RSUs that become Earned RSUs (%)**
≥ 100	100
≤ 99 < 100	100
≤ 98 < 99	97
≤ 97 < 98	94
≤ 96 < 97	92
≤ 95 < 96	89

- 3 - ≤ 94 < 95 86 ≤ 93 < 94 83 ≤ 92 < 93 81 ≤ 91 < 92 78 ≤ 90 < 91 75 (h) for purposes of this RSU Agreement, “Performance Year 1” shall mean the Corporation’s fiscal year ending February 29, 2020; “Performance Year 2” shall mean the Corporation’s fiscal year ending February 28, 2021; and “Performance Year 3” shall mean the Corporation’s fiscal year ending February 28, 2022 (each, a “Performance Year”); (i) for purposes of this RSU Agreement, “Billings” shall mean, with respect to a Performance Year, Cylance Inc.’s (“Cylance”) revenue recognized during such Performance Year plus the change in Cylance’s deferred revenue during such Performance Year, in each case in accordance with US GAAP, and provided that Cylance’s deferred revenue for purposes of measuring the change in Cylance’s deferred revenue will include both short- and long-term deferred revenue balances, as determined by the audit and risk management committee (the “Committee”) of the board of directors of the Corporation (the “Board”) or the Executive Chairman of the Corporation (the “Executive Chair”) in good faith based on the books and records of the Corporation for the applicable Performance Year; (j) for purposes of this RSU Agreement, the Billings target for Performance Year 1 is [INSERT TARGET], the Billings target for Performance Year 2 is [INSERT TARGET], and the Billings target for Performance Year 3 is [INSERT TARGET]; (k) for purposes of this RSU Agreement, “Contribution Margin” shall mean, with respect to a Performance Year, Gross Profits minus Controllable OPEX, where “Gross Profits” shall mean, with respect to a Performance Year, the revenues of Cylance recognized from the sale of any products or services less Cylance’s costs of such revenues, and “Controllable OPEX” shall mean the operational expenditures of Cylance, including, without limitation, expenditures related to sales, marketing, research and development and executive leadership, in each case based on Cylance as a business unit of the Corporation and as determined by the Committee or the Executive Chair in good faith based on the books and records of the Corporation for the applicable Performance Year; and (l) for purposes of this RSU Agreement, the Contribution Margin target for Performance Year 1 is [INSERT TARGET], the Contribution Margin target for Performance Year 2 is [INSERT TARGET], and the Contribution Margin target for Performance Year 3 is [INSERT TARGET];

- 4 - 5. in the event that a Change of Control (as defined in your employment agreement with BlackBerry Corporation, a subsidiary of the Corporation (your “Employment Agreement”)) has occurred and your employment is terminated without Just Cause (as defined in your Employment Agreement) or you resign with Good Reason (as defined in your Employment Agreement) in either case during the 24-month period following such Change of Control or during the period preceding such Change of Control after which the Corporation commenced discussions or negotiations with the acquirer in such Change of Control (the “Change of Control Period”), then, with respect to any RSUs granted to you under this RSU Agreement corresponding to a Performance Year that has not been completed prior to such termination, such RSUs will be deemed to be Earned RSUs assuming achievement at 100% of target for Billings and at 100% of target for Contribution Margin for each such incomplete Performance Year; provided that, if such termination occurs prior to such Change of Control, any Earned RSUs will not expire and will vest on the Vesting Date; and provided, further, that if such termination occurs on or after such Change of Control, the vesting of any Earned RSUs will be accelerated to the date of such termination; 6. in the event of your death, with respect to any RSUs granted to you under this RSU Agreement corresponding to a Performance Year that has not been completed prior to your death, such RSUs will immediately be deemed to be Earned RSUs assuming achievement at 100% of target for Billings and at 100% of target for Contribution Margin for each such incomplete Performance Year and your estate will have the rights that you have under this RSU Agreement with respect to all Earned RSUs; in addition, the vesting of any Earned RSUs will be accelerated to the date of death; 7. in the event your employment is terminated by BlackBerry Corporation without Just Cause or if you terminate your employment for Good Reason, in each case outside of the Change of Control Period, any RSUs other than Earned RSUs for Performance Years completed as of the date of such termination will expire immediately, be forfeited and be of no force or effect; provided that, for greater certainty, in any such event any Earned RSUs will not expire and will vest on the Vesting Date; 8. the Award, including for greater certainty any Earned RSUs, will expire immediately, be forfeited and be of no force or effect on the date upon which your employment is terminated by BlackBerry Corporation with Just Cause or you terminate your employment without Good Reason, unless otherwise determined by the Board or the Executive Chair; 9. for the purposes of this RSU Agreement, you shall cease to be an employee of BlackBerry Corporation on the earlier of: (i) your last day worked; and (ii) the date of delivery of the notice of termination of employment, provided such date shall not be prior to the last day of any minimum statutory notice period, if applicable; 10. on the Vesting Date (or such earlier vesting date specified in Sections 5 or 6), or as soon as practicable following such date, such day referred to herein as the “Settlement Date”,

- 5 - the Corporation shall issue from treasury the number of Shares that are issuable to you on the Settlement Date, as fully paid and non-assessable Shares; 11. notwithstanding anything to the contrary in this RSU Agreement, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), at the time of your “separation of service” (as defined in Treas. Reg. Section 1.409A-1(h)), then, if required thereunder, any Shares issuable to you under this RSU Agreement as a result of your separation from service shall be issued to you on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service or, if earlier, upon your death; 12. notwithstanding anything to the contrary in this RSU Agreement, no Shares to be paid upon termination of your employment will be paid or otherwise provided until you have had a “separation from service” within the meaning of Section 409A. In addition, to the extent required by Section 409A, vesting of any Earned RSUs will not be accelerated to the date of your termination pursuant to Section 5 unless the Change in Control also constitutes a “change in control event” as defined in Treasury Regulation 1.409A-3(i)(5); instead such Earned RSUs will vest on the Vesting Date; 13. this RSU Agreement is intended to be exempt from or otherwise comply with the requirements of Section 409A so that none of the Shares payable to you hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Corporation agrees in good faith to consider amendments to this RSU Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A; 14. the number of the Corporation’s Shares that may be: (i) issued to insiders of the Corporation, within any one-year period; or (ii) issuable to insiders of the Corporation, at any time, in each case, under this RSU Agreement alone, or when combined with all of the Corporation’s other security based compensation arrangements, cannot exceed 10% of the Corporation’s total issued and outstanding Shares. For the purposes of this RSU Agreement, “insider” and “security based compensation arrangement” have the meanings set out in the TSX Company Manual; and 15. the provisions of the Employment Agreement related to accelerated vesting of equity awards upon a termination of your employment will not apply to this Award, and this RSU Agreement will govern the extent to which RSUs granted to you under this RSU Agreement are deemed Earned RSUs and the extent to which Earned RSUs accelerate vesting, in each case in connection with a termination of your employment under the Employment Agreement.

- 6 - By accepting this RSU Agreement, you acknowledge and agree that: (i) you have received, read and understand this RSU Agreement and you will abide by its terms and conditions; (ii) the terms of this RSU Agreement are to be treated by you as confidential; (iii) no fractional Shares will be issued on the settlement of an RSU. Accordingly, if as a result of any adjustment to the number of RSUs in your RSU Account (further described in paragraph (xv)), you are entitled to receive a fractional Share on the settlement of an RSU, you have the right to acquire only the number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares so disregarded; (iv) under no circumstances shall the RSUs be considered Shares or other securities of the Corporation, nor shall they entitle you to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Corporation, nor shall you be considered the owner of Shares by virtue of the grant of the RSUs; (v) the Corporation makes no representations or warranties to you with respect to this RSU Agreement or the Award whatsoever. You are expressly advised that the value of any Award will fluctuate as the trading price of the Shares fluctuates; (vi) this RSU Agreement will be administered by the Board and the Executive Chair and each of the Board and the Executive Chair has complete authority, in their discretion, to interpret the provisions of this RSU Agreement. In administering and interpreting this RSU Agreement, the Board and the Executive Chair may adopt, amend and rescind administrative guidelines and other rules and regulations relating to this RSU Agreement and make all other determinations and take all other actions necessary or advisable for the implementation and administration of this RSU Agreement which the Board or the Executive Chair determines, in its discretion, are necessary or advisable. The determinations and actions of the Board or the Executive Chair within their authority under this RSU Agreement are final, conclusive and binding on the Corporation, its affiliates and all other “Persons” (defined as any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in such person’s capacity as trustee, executor, administrator or other legal representative);

- 7 - (vii) in seeking the benefits of participation in this RSU Agreement, you agree to exclusively accept all risks associated with a decline in the market price of the Shares and all other risks associated with the RSUs; (viii) your “Personal Information” (which includes, but is not limited to, any information that identifies you, which may include where applicable your name, date of birth, contact information, employment information, and financial information), may be submitted to the Corporation’s third party equity plan administrator, Solium Capital Inc. (“Administrator”) or third party service providers, whether directly by you through your use of the Administrator’s administration platform (“Administrator Platform”), or indirectly through the Corporation. You consent to the collection, use, processing, reproduction, storage, transmission, and/or disclosure of your Personal Information by the Administrator, the Corporation and/or third party service providers in order to: (i) properly identify you and establish and maintain your account(s) with the Administrator on, and provide services to you (including the processing of transaction instructions relating to the RSUs granted to you hereunder) through, the Administrator Platform; (ii) for any purposes permitted or required by any applicable law; (iii) from time to time, contact third parties who keep Personal Information about you in order to gather information necessary to properly service your account with the Administrator; (iv) complete and effect any filings, tax deductions, withholdings and remittances or other remittances required pursuant to any applicable law or regulation or this RSU Agreement; and/or (v) for any of the other purposes which are set out in the Corporation’s current privacy policy, at http://www.blackberry.com/legal/privacy.shtml which are incorporated into this RSU Agreement by reference and which you hereby confirm and agree you have reviewed and read (collectively, the “Purpose”). The amount and type of Personal Information collected and used by the Administrator, third party service providers and/or the Corporation hereunder is limited to what is necessary to fulfill the Purpose. Your Personal Information will be kept confidential and will be disclosed only as necessary to fulfill the Purpose or as may otherwise be required by any applicable law or regulation; (ix) the Corporation and BlackBerry Corporation assume no responsibility as regards to the tax consequences that participation under this RSU Agreement will have for you and you are solely liable for any taxes, interest or penalties associated herewith, whether income, sales, value-added (such as HST or GST), or other harmonized taxes which may be payable to Canada Revenue Agency under the Income Tax Act (Canada) or any other taxing authority in respect of the RSUs or interest charges thereon and the delivery of Shares from the Corporation’s treasury pursuant to this RSU

- 8 - Agreement is contingent upon payment by you of applicable withholding requirements. Applicable taxes, as required by applicable law, may be deducted or withheld from any such payment in settlement of your RSUs by either the Administrator or the Corporation or one of their respective third party service providers; provided, however, that if you are unable to sell shares subject to the RSUs to satisfy your withholding obligations, the Corporation agrees that you will be permitted to satisfy your tax withholding obligations by means of stock withholding (i.e., the Corporation will withhold shares subject to your RSUs equal in value to the withholding taxes). YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR IN SUCH REGARD; (x) you will comply with the Corporation’s Insider Trading Policy and applicable securities laws in connection with any sale of Shares; (xi) you may not sell the Shares if you are in possession of material information concerning the Corporation or its securities that is not generally known to the public and, even if you do not believe you are in possession of material non-public information about the Corporation or its securities, you may be subject to regular or special trading blackouts, pre-clearance requirements or other trading restrictions from time to time which you hereby agree to comply with; (xii) you represent that you are not currently subject to any cease trading order or similar restriction on trading Shares issued by any securities regulatory authority, and you agree that you will immediately notify the Corporation if you become subject to any such order or restriction; (xiii) you have entered into the administration agreement required by the Administrator with the Corporation and the Award under this RSU Agreement is subject to your compliance with the terms and conditions of that binding agreement with the Corporation; (xiv) this RSU Agreement will be governed by and construed in accordance with the law of Ontario, Canada, and the federal laws of Canada applicable therein, and you, the Corporation and any other affiliate will submit to the jurisdiction of the courts of Ontario in relation to anything arising under this RSU Agreement; (xv) an RSU Account shall be maintained by the Corporation for you and will be credited with the RSUs granted under this RSU Agreement. RSUs that fail to vest, or that are paid out to you, shall be cancelled and shall cease to be recorded in your RSU Account as of the date on which such RSUs are forfeited or cancelled under this RSU Agreement or are settled, as the case

- 9 - may be. No dividends or dividend equivalents may be credited in connection with an RSU; (xvi) the provisions contained in this RSU Agreement and the existence of your RSUs shall not affect in any way the right of the Corporation or its shareholders or affiliates to take any action, including any change in the Corporation’s capital structure or its business, or any acquisition, disposition, amalgamation, combination, merger or consolidation, or the creation or issuance of any bonds, debentures, shares or other securities of the Corporation or of an affiliate thereof or the determination of the rights and conditions attaching thereto, or the dissolution or liquidation of the Corporation or of any of its affiliates or any sale or transfer of all or any part of their respective assets or businesses, whether or not any such corporate action or proceeding would have an adverse effect on the RSUs granted hereunder; (xvii) if the Corporation effects a subdivision or consolidation of Shares or any similar capital reorganization, amalgamation, combination, recapitalization, stock split, reverse stock split, spin-off, or a payment of a dividend (whether in cash, shares or other property, other than an ordinary cash dividend), or if any other change is made in the capitalization of the Corporation that, in the opinion of the Board or the Executive Chair, would warrant the amendment or replacement of the existing Award in order to adjust the number of RSUs in your RSU Account in order to preserve proportionately your rights and obligations under this RSU Agreement, the Board or the Executive Chair will authorize such steps to be taken as may be equitable and appropriate to that end; (xviii) in the event of a Change of Control (as defined in your Employment Agreement), the Board and the Executive Chair shall have the authority to take all necessary steps so as to ensure the preservation of your economic interests in, and to prevent the dilution or enlargement of, any RSUs, which shall include ensuring that the Corporation or any entity which is or would be the successor to the Corporation or which may issue securities in exchange for Shares upon the Change of Control becoming effective will assume the outstanding RSUs, or will provide you with new or replacement or amended RSUs which will continue to vest following the Change of Control on similar terms and conditions as provided in this RSU Agreement; (xix) the Corporation is not obligated to issue or cause to be purchased any Shares or other securities, make any payments or take any other action if, in the opinion of the Board or the Executive Chair, in their discretion, such action would constitute a violation by you or the Corporation of any

- 10 - provision of any applicable statutory or regulatory requirement of any government or governmental authority; (xx) the granting of the RSU is not to be construed as giving you a right to remain in the employ of BlackBerry Corporation; (xxi) the Board or the Executive Chair may amend the RSUs; provided, that no such amendment shall adversely affect your material rights under this RSU Agreement without your consent; (xxii) without limiting the generality of the foregoing, the Board or the Executive Chair may make the following amendments to this RSU Agreement without seeking shareholder approval (and, for greater certainty, such amendments would be subject to your consent if required by clause (xxi)): (A) amendments of a “housekeeping” or administrative nature, including any amendment for the purpose of curing any ambiguity, error or omission in this RSU Agreement or to correct or supplement any provision of this RSU Agreement that is inconsistent with any other provision of this RSU Agreement; (B) amendments necessary to comply with the provisions of applicable law or the rules, regulations and policies of the Toronto Stock Exchange; (C) amendments necessary for RSUs to qualify for favourable treatment under applicable tax laws; (D) amendments to the vesting provisions of this RSU Agreement; (E) amendments to the termination or early termination provisions of this RSU Agreement or any RSU; and (F) amendments necessary to suspend or terminate this RSU Agreement. The Board or the Executive Chair shall obtain shareholder approval for the following RSU Agreement amendments (and, for greater certainty, such amendments would be subject to your consent if required by clause (xxi)): (A) increasing the number of Shares reserved for issuance under this RSU Agreement or other RSU Agreement limits, except pursuant to subsections (xvii) hereof; (B) amendments extending the term of an Award beyond its original Settlement Date;

- 11 - (C) permitting Awards to be transferred other than by testate or intestate succession; or (D) amendments to this RSU Agreement required to be approved by shareholders under applicable law. (xxiii) except as required by law, your rights under this RSU Agreement are not capable of being anticipated, assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any of your debts or obligations; (xxiv) rights and obligations under this RSU Agreement may be assigned by the Corporation to a successor in the business of the Corporation, any corporation resulting from any amalgamation, reorganization, combination, merger or arrangement of the Corporation, or any corporation acquiring all or substantially all of the assets or business of the Corporation; (xxv) no amount will be paid to, or in respect of, you under this RSU Agreement to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, you for such purpose. The Award may be exercised during your life only by you or your guardian or legal representative; (xxvi) the RSUs shall be unfunded and the Corporation will not secure its obligations under this RSU Agreement. To the extent you or your estate holds any rights by virtue of the grant of the RSUs under this RSU Agreement, such rights shall be no greater than the rights of an unsecured creditor of the Corporation; (xxvii) the amount of any compensation deemed to be received by you as a result of the settlement of an RSU will not constitute compensation with respect to which any other of your employee benefits are determined including, without limitation, benefits under any bonus, pension, profit-sharing, insurance or salary continuation plan, except as otherwise specifically determined by the Board or the Executive Chair in writing; (xxviii) if any provision of this RSU Agreement is determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions are severable and enforceable in accordance with their terms, and all provisions will remain enforceable in any other jurisdiction; and (xxix) notwithstanding anything to the contrary in this RSU Agreement, the RSUs granted under the Award and the Shares issuable thereunder are subject

- 12 - to the Clawback Policy of the Corporation, as duly amended from time to time.

- 13 - IN WITNESS WHEREOF the Corporation and you have executed this RSU Agreement dated as of ___ __, 2019. BLACKBERRY LIMITED By: ____________________________ John Chen Executive Chairman and Chief Executive Officer I ACKNOWLEDGE THAT I HAVE READ THE ABOVE TERMS AND CONDITIONS. I ACKNOWLEDGE THAT THE AWARD NOTED IN THE ABOVE RSU AGREEMENT IS SUBJECT TO MY ACCEPTANCE OF THE ABOVE RSU AGREEMENT. I UNDERSTAND THAT I WILL NOT BE ABLE TO MAKE ANY ELECTIONS OR RECEIVE ANY PROCEEDS OR COMMON SHARES IN RESPECT OF THE RSUS THAT ARE THE SUBJECT MATTER OF THIS RSU AGREEMENT, UNLESS I ACCEPT AND ABIDE BY THIS RSU AGREEMENT WITH THE CORPORATION. BY SIGNING BELOW, I AM INDICATING MY ACCEPTANCE OF THE ABOVE TERMS AND CONDITIONS AND AM CREATING A BINDING AGREEMENT BETWEEN ME AND THE CORPORATION. By: __________________________ Name: Signature page to Founder Inducement Performance-Based Restricted Share Unit Agreement